Exhibit 99.1


          Uranium Resources, Inc. Announces Settlement of Vasquez Case
                          and Current Operating Plans

    DALLAS--(BUSINESS WIRE)--March 23, 2004--Uranium Resources, Inc. (Pink Sheets:URIX) announced today the settlement of the lawsuit over the validity of the Company's leases at its Vasquez property in Duval County, Texas. On Jan. 24, 2004 the Court of Appeals for the Fourth District in San Antonio affirmed the decision of the trial court on summary judgment that the leases were in full force and effect and awarding the Company its attorney's fees. The landowners and the intervenor, Everest Exploration, Inc., have decided not to pursue the matter further and have accepted the judgment of the Court of Appeals. The landowners have also agreed to a new lease on the property extending the term of the lease to February 2008, in exchange for which the Company has agreed to forego the award of attorney's fees.
    Paul K. Willmott, Chairman and President of the Company stated that he was pleased that the Company had successfully prevailed in this matter. He said that the Company plans to commence mining operations at the Vasquez property in July of this year.
    Mr. Willmott also announced that the Company had entered into an agreement with the Texas Department of Health, the Texas Commission for Environmental Quality and United States Fidelity and Guaranty Insurance Company that resolves certain bonding issues and permits the Company to fund the ongoing groundwater restoration at the Kingsville Dome and Rosita mine sites utilizing a portion of URI's cash flow from sales of uranium from the Vasquez property. Mr. Willmott stated that this agreement now paves the way for the Company to raise the approximately $5.2 million necessary to begin mining at the Vasquez property and carry the Company through 2004 until sales of uranium generate the cash flow to sustain operations. The Company expects to begin deliveries of uranium in January 2005 against two contracts. In addition to the $5.2 million the Company will also need to procure uranium inventory financing of approximately $ 2.2 million. The Company is actively seeking the necessary financing.
    During 2004, the Company plans to continue actively working towards the completion of the permitting for the Kingsville Dome property. It is anticipated that this will be complete by early 2005 allowing the commencement of production at Kingsville Dome later that year. The Company is currently evaluating contracting opportunities for the Kingsville Dome production.

    This press release contains "forward-looking statements." These include, without limitation, statements relating to future mining plans, production and other such matters. The words "expect," "anticipate," "estimate," or "plan" and similar expressions identify forward-looking statements. Such statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. The Company does not undertake to update, revise or correct any of the forward-looking information. Factors that could cause actual results to differ materially from the Company's expectations expressed in the forward-looking statements include, but are not limited to, the following: industry conditions; volatility of uranium prices; operational risks; potential liabilities, delays and associated costs imposed by government regulation (including environmental regulation); inability to raise the funds for the substantial capital expenditures required to fund operations; and risks related to exploration and developmental drilling. For a more complete explanation of these various factors, see "Cautionary Statements" included in the Company's latest Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.
    Uranium Resources, Inc. is a Dallas area based uranium-mining company whose shares are quoted on the Pink Sheets under the symbol URIX. The Company specializes in in-situ solution mining and holds substantial uranium mineralization in South Texas and New Mexico. The Company's properties have been shut in since July 1999.

    CONTACT: Uranium Resources, Inc., Dallas
             Paul K. Willmott/Thomas H. Ehrlich, 972-219-3330